Exhibit 10.1

December 10, 2018

Marek Kielczewski

357 Caterina Heights

Concord, MA 01742

Dear Marek,

This offer letter confirms the terms and conditions of your employment at SeaChange International, Inc. (the "Company") as the Chief Technology Officer reporting to Edward Terino, Chief Executive Officer, based in our office at 50 Nagog Park, Acton, MA 01720. The terms of this offer letter shall become effective on December 10, 2018 (the "Effective Date"). Your base annual salary shall continue at $250,000 (less, of course, all required payroll taxes, deductions and withholdings), which will be paid bi-weekly at the rate of $9,615.38. The Company shall also recognize your prior service with DCC Labs and SeaChange Polska as service with the Company. We expect that you will perform any and all duties and responsibilities typically associated with your position, and any other duties assigned to you, in a satisfactory manner and to the best of your abilities at all times. As you progress with the Company, your position, location and assignments are, of course, subject to change.

With respect to fiscal year 2019, you will be eligible to receive a discretionary bonus of up to fifty percent (50%) of your annual base salary, based on both the attainment of predefined written objectives as defined by you and Edward Terino and the Company's attainment of its financial performance goals. Starting on February 1, 2019 (FY2020) you will be eligible to receive each fiscal year a discretionary bonus up to sixty percent (60%) of your annual base salary, based on both the attainment of predefined written objectives as defined by you and Edward Terino and the Company's attainment of its financial performance goals. You also must be employed by the Company on the date such bonus payments are made in order to be eligible to receive such payment.

You have also been granted a one-time option to purchase 100,000 shares of the Company's common stock. The exercise price of such option was the fair market value of the stock, as determined by the closing sales price for our stock (or the closing bid, if no sales were reported) on the Nasdaq Stock Market on November 29, 2018. Option shares will vest annually in equal tranches over a three (3) year period.

You will also continue to be eligible each year for a Long-Term Equity Award (the "LTI Award"), based upon the achievement of certain to-be-determined long-term goals.

The grant, vesting and exercise of any option, restricted stock unit or any other equity vehicle shall at all times be subject to and governed by the Company's Second Amended and Restated 2011 Compensation and Incentive Plan.

The foregoing equity awards are subject to Board approval, and the Company reviews them annually and reserves the right to modify the programs, including goals and targets, at its sole discretion at any time.

You will be eligible, on your Effective Date, on the same basis as other employees of the Company, to participate in and to receive benefits under a 401 (k) Plan and any Company group medical, dental, life, disability or other group insurance plan(s). Your eligibility to participate in and receive any particular benefit is subject to, and governed solely by, the applicable plan document. The Company will also provide you with paid time off (currently twenty (20) days per calendar year), to be accrued and used in accordance with its policies as in effect from time to time, plus those holidays observed by the Company. The Company reserves the right to modify, change or terminate its benefits and benefit plans from time to time in its sole discretion.

With respect to your 16-month assignment and relocation to Massachusetts, these additional terms and conditions shall apply:

Home Expenses: During your assignment with the Company, the Company will reimburse you for (i) the rent of your local housing (approximately $105,600 for 16 months), (ii) the realtor commission in connection therewith (approximately $6,600), (iii) additional utility and housing costs to be incurred (approximately $17,374), and (iv) furniture (up to $10,000). The foregoing payments will be "grossed up" for all applicable taxes born by you, including with respect to the gross-up payment.

Shipping of Personal Belongings: At the end of your assignment with the Company, the Company shall pay reasonable and customary fees for the shipment of your personal belongings back to the Poland.

Home Leave: The Company will provide you and your immediate family (spouse and children) with up to four home leave trips (coach class) to Warsaw, Poland (approximately $16,000) during the course of your assignment.

Tax Preparation and Consulting: The Company will provide you with Polish and U.S. tax return preparation services from a designated tax service provider for each year or portion thereof that you are on this assignment. It is important that you contact our tax advisors to discuss any relevant tax implications of this assignment.

Termination of Employment: If you voluntarily resign, other than for Good Reason as defined in your Change in Control Severance Agreement, during this assignment, you shall cease to be entitled to any compensation described in this offer letter with respect to all periods commencing on the day following the last day of your employment. In addition, the Company will not be obligated to transport you, your immediate family and your personal effects to the Poland (orelsewhere).

Monies Owed: In the event that you owe the Company any monies in connection with this assignment including but not limited to taxes, expenses, overpayment of compensation or allowances you agree to pay such amounts due, plus any costs and attorney fees, incurred by the Company in seeking repayment. You also authorize the Company to deduct any amounts owed by you from any compensation or other monies owed to you by either the Company.

As a condition of your employment with the Company, you must sign and return the enclosed Employee Noncompetition, Nondisclosure and Developments Agreement prior to your Effective Date.

Neither this offer letter nor its terms constitute a contract of employment or a guarantee of employment for a specific period of time. Your employment will be at-will, and both you and the Company will have the right to terminate the employment relationship at any time, with or without reason or notice.

This offer letter, in conjunction with your Indemnification Agreement dated July 1, 2017 and your Change In Control Severance Agreement dated October 12, 2018, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company, including your Employment Agreement dated May 5, 2016, as amended on October 1, 2017. No variations, modifications or amendments to this offer shall be deemed valid unless reduced to writing and signed by the Company and you, provided that your employment will remain at-will unless otherwise set forth in a writing signed by the Company's Chief Executive Officer.

If you have any questions or require clarification, please contact me. To indicate acceptance of these terms, please sign and return a copy of this letter (via fax, pdf or regular mail).

We look forward to your continued contributions to the SeaChange Team in your new role!

Sincerely,

Silvia DeMelo

Global Human Resources Director

Enclosures:

Employee Noncompetition, Nondisclosure and Developments Agreement)

List of 1-9 Acceptable Documents

Response requested by December 21, 2018:

I accept the above employment offer and agree to its terms and conditions. By accepting this offer of employment, I acknowledge that no prior employment obligations or other contractual restrictions exist which preclude my employment with SeaChange International. I represent that I am not relying on any representations made to me by anyone other than as set forth above. I also hereby waive my right to the payment of any Polish statutory payments with the termination of my prior employment agreement with SeaChange Polska on December 9, 2018.

Accepted:
	Date:	Dec 10, 2018
Marek Kielczewski